[LETTERHEAD OF DECHERT PRICE & RHOADS]

                                                                November 5, 1999

Pilgrim Bank and Thrift Fund, Inc.
40 North Central Avenue, Suite 1200
Phoenix, Arizona 85004-4424


Re: Pilgrim Bank and Thrift Fund, Inc.
(File Nos. 333-33445 and 811-4504)


Dear Sirs:

We hereby consent to the incorporation by reference to our opinion as an exhibit to Post-Effective Amendment No. 8 to the Registration Statement of Pilgrim Bank and Thrift Fund, Inc., and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.


                                                     Very truly yours,

                                                     /s/ Dechert Price & Rhoads
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